UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2012

Meade Instruments Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-22183	95-2988062
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

27 Hubble, Irvine, California		92618
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 451-1450

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 28, 2012, Meade Instruments Corp. and its subsidiaries (the “Company”) terminated its Amended and Restated Factoring and Security Agreement (the “First Capital Agreement”) with FCC, LLC d/b/a First Capital Western Region, LLC (“First Capital”), and entered into a Financing Agreement (the “Rosenthal Agreement” or “Agreement”) with Rosenthal & Rosenthal, Inc. (“Rosenthal”).

Both the First Capital Agreement and Rosenthal Agreement provide for a maximum credit facility of $3 million. The other material terms of the First Capital Agreement were disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 17, 2012, which is hereby incorporated by this reference.

The Agreement provides for advances of up to (i) seventy percent (70.0%) of the Net Amount of Eligible Receivables arising from sales made to customers located in the United States of America and Canada and (ii) 50% of the Net Amount of Eligible Receivables arising from sales made to customers outside the United States of America and Canada, provided that in the case of such sales are subject to a credit insurance policy, less any reserves as Rosenthal may deem, in its sole discretion, to be necessary from time to time.

Advances under the Agreement incur interest at the prime rate publicly announced in New York City by JPMorgan Chase Bank plus four percent. A minimum of $3,000 per month in interest will be paid according to the Agreement.

A facility fee in the amount of 1% was paid to Rosenthal on the closing date and will be paid on each anniversary thereof. An administration fee of $1,000 per month is also payable during the Agreement.

The Agreement continues through November 30, 2015 and from year to year thereafter unless terminated by either party. The Company or Rosenthal can terminate the Agreement with at least 60 days, and not more than 120 days, written notice except in cases of a Default, at which time Rosenthal can terminate the Agreement at any time and the Company will pay to Rosenthal an amount equal to (a) three percent of the Maximum Credit Facility then in effect, if such termination occurs prior to the first anniversary of the Closing Date; (b) two percent of the Maximum Credit Facility then in effect, if such termination occurs on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date; and (c) one percent of the Maximum Credit Facility then in effect if such termination occurs on or after the second anniversary of the Closing Date.

No amount was owed to First Capital when the First Capital Agreement was terminated, and no termination fees were incurred as a result of the termination of the First Capital Agreement. Rosenthal advanced approximately $1.6 million to the Company subsequent to entering into the Agreement, which constituted the full amount of availability under the Agreement at that time.

The above description of the Agreement is qualified on its entirety by the Full Agreement, a copy of which is incorporated by reference and attached to this Current Report on Form 8-K as Exhibit No. 10.8.

Item 1.02	Termination of a Material Definitive Agreement

See Item 1.01 above.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above.

Item 9.01	Financial Statements and Exhibits

The following exhibits are being furnished herewith:

Exhibit No.	Exhibit Title or Description

10.8	Financing Agreement dated as of December 28, 2012 between Meade Instruments Corp. and Rosenthal & Rosenthal, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEADE INSTRUMENTS CORP.
(Registrant)

Dated: January 2, 2013	By:	/s/ John A. Elwood
Senior Vice President – Finance and Administration, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Title or Description

10.8	Financing Agreement dated as of December 28, 2012 between Meade Instruments Corp. and Rosenthal & Rosenthal, Inc.

Exhibit Index